                                                                  EXHIBIT 10.114


                                PROMISSORY NOTE


$8,000,000.00                                  Dated as of June 14, 1995


          This Promissory Note (this "Note") is issued by SANTA FE HOTEL INC., a
                                      ----
Nevada corporation (hereinafter called "Santa Fe Inc."), in favor of SAHARA
                                        -------------
NEVADA CORP., a Nevada corporation (hereinafter called the "Company"), in the
                                                            -------
face amount of Eight Million Dollars ($8,000,000).

          Santa Fe Inc., for value received, hereby promises to pay to the order of the Company, having its principal office at 2535 Las Vegas Boulevard South, Las Vegas, Nevada 89109, or its permitted assigns, the principal sum of Eight Million Dollars ($8,000,000) or such other principal sum as shall be outstanding hereunder, on August 30, 1996 (the "Maturity Date") in accordance with the
                                    -------------
provisions hereof, and to pay interest thereon from the date first above written on the unpaid principal amount of this Note from time to time outstanding, monthly, in arrears, on the first day of each month commencing July 1, 1995, at the rate of twelve and 1/8 percent (12-1/8%) per annum (the "Contract Rate"),
                                                             -------------
until the principal of this Note is paid in full (such date for any particular month being hereinafter referred to as a "Due Date").
                                          --- ----

          1. Payments of principal shall be made on each Due Date in the amounts set opposite such Due Dates on Schedule I hereto; provided, however,
                                                          --------  -------
that the amount of such principal payment on each such Due Date shall equal not less than the portion of principal outstanding hereunder that would be due and payable on such Due Date if the then outstanding principal amount hereof were being fully amortized on a self-liquidating basis by level monthly payments of principal and interest over the period from such Due Date through August 1, 2022 with a fixed interest rate equal to the interest rate then accruing under the Note on such Due Date. The entire outstanding principal balance, together with all accrued and unpaid interest, shall be due and payable on Maturity Date or on the Sale Date (as hereinafter defined).

          2. Payments of principal of, and premium, if any, and interest on this Note shall be made at the address of the Company set forth above, or at such other address as the Company (or its permitted assigns) may designate in writing. Principal, premium, if any, and interest shall be paid in lawful money of the United States of America that at the time of payment is legal tender for payment of public and private debts and in immediately available funds. If the date on which any principal of or interest on this Note shall be due and payable in accordance with the terms hereof is not a Business Day (as defined in the Indenture referred to below), payment of such principal (together with premium, if any) or interest need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on such date and, if so made, no interest shall accrue on any amounts due on such date from and after such date. Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.

          3.   (a)  This Note shall be prepaid in connection with any
redemption of the 12 1/8% Guaranteed First Mortgage Notes due August 31, 1996 (the "Secured Notes") issued by the Company under the Indenture dated as of
      -------------
August 17, 1989 (as amended or supplemented from time to time, the "Indenture")
                                                                    ---------
among Sahara Finance Corp., a Nevada corporation (the "Issuer"), Sahara Gaming Corporation, a Nevada corporation, as guarantor (the "Guarantor"), and U.S.
                                                      ---------
Trust Company of California, N.A., a national banking association, as trustee (together with its successors in such capacity, the "Trustee"), as set forth in,
                                                     -------
and in accordance with the terms of Article Three of the Indenture. Each such prepayment of this Note shall be made (i) at the time that payment is required to be made to the Trustee or Paying Agent, if any, under the Indenture in respect of any redemption of Secured Notes (the "Redemption Date") and (ii) in an amount equal
                                  ---------------
to the aggregate principal amount of the Secured Notes to be redeemed up to the principal amount then outstanding hereunder, together with (A) accrued and unpaid interest on the principal amount of this Secured Note to be prepaid to the date fixed for such redemption of Secured Notes and (B) a prepayment premium equal to the amount of any premium required to be paid in connection with such redemption of Secured Notes. For purposes of this subparagraph (a), the principal amount of this Note to be redeemed in connection with any redemption of Secured Notes shall be calculated in accordance with Article Three of the Indenture.

          (b) In the event Santa Fe Inc. enters into any transaction, merger, consolidation, liquidation, windup or dissolution, or conveys, sells, leases, transfers or otherwise disposes of in one transaction or a series of transactions of the Property (as hereinafter defined) or all or substantially all of its property or assets, this Note, subject to the following sentence, shall become immediately due and payable on the date (the "Sale Date") such
                                                           ---------
event occurs. Notwithstanding the foregoing, Santa Fe Inc. may dispose of all or substantially all of the Property to an entity which is either (A) a limited partnership all of whose outstanding general partner interests are owned directly or indirectly by the Lowden Family (as such term is defined in the Indenture) and at least 99% of whose outstanding limited partner interests are owned by the Guarantor or (B) any other entity 99% of whose outstanding equity or other ownership interests are owned directly or indirectly by the Guarantor, in either case without this Note becoming due and payable, if the entity to which such property is transferred assumes this Note.

          (c) This Note may be prepaid in whole (but not in part) at any time during the term hereof upon five (5) days' notice to the Company.

          (d) All prepayments of the principal amount of this Note shall be recorded by the holder of this Note and, prior to any transfer hereof, shall be endorsed on the schedule attached hereto or on a continuation of such schedule attached hereto.

          4. Santa Fe Inc. shall pay interest on overdue principal of (and overdue premium, if any, on) this Note at the per annum rate of interest borne by this Note; it shall also pay interest on overdue installments of interest on this Note at the same rate, to the extent lawful.

          5. Santa Fe Inc. shall make all required reports and disclosures to the Nevada State Gaming Control Board, including but not limited to reporting this loan within thirty (30) days of the date hereof as required by Regulation 8.130(2) of the Regulations of Nevada Gaming Commission and State Gaming Control Board.

          6. The occurrence of any one or more of the following shall constitute an event of default (collectively, the "Events of Default" and
                                                   -----------------
individually each and "Event of Default") hereunder:  (1)(a) any failure to pay
                       ----------------
any installment of principal under this Note on the Due Date or the Sale Date therefor and the default continues for a period of five (5) days thereafter, (b) any failure to pay the principal outstanding under this Note on the Maturity Date (or such earlier Maturity Date whether by acceleration, redemption or otherwise), (c) any failure to pay any installment of interest under this Note on the Due Date therefor and such failure continues to exist for a period of fifteen (15) days and (d) any failure to pay any other sum under this Note, whether additional interest or other amount, on the date when the sum is due and payable and such failure continues for a period of thirty (30) days after the Company has given Santa Fe Inc. written demand therefor; (2) any failure to comply with or otherwise perform, keep or observe, any other term, provision, condition, covenant, warranty or representation contained in this Note and such failure continues for more than thirty (30) days after notice thereof, and (3) any Event of Default under the Indenture after the expiration of any applicable notice or grace period. If any such event shall occur, the Company or its permitted assigns or their permitted assigns (including, without limitation, the Trustee), or Holders holding not less than 25% in aggregate outstanding principal amount of the Secured Notes, may declare the entire unpaid principal balance hereof and all accrued interest thereon and all other amounts due hereunder to be immediately due and payable and thereby accelerate the maturity hereof, and the Company or its permitted assigns or their permitted assigns (including without limitation, the Trustee) or the Holders holding not less than 25% in the aggregate outstanding principal amount of the Secured Notes may proceed to exercise any rights and remedies that they may have under this Note.

          7. If at any time an Event of Default occurs which results in the acceleration and subsequent prepayment of amounts owing hereunder, Santa Fe Inc. shall pay to the Company (or its permitted assigns or their permitted assigns, including, without limitation, the Trustee) an acceleration premium equal to the Loss of Yield (as such term is defined in the Indenture) on this Note, as provided in the Indenture.

          8. Santa Fe Inc. hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note and agrees to pay all costs of collection when incurred (including, without limitation, reasonable attorneys' fees and disbursements), and including all reasonable costs and expenses incurred in connection with the pursuit by the Company (or its permitted assignee) or in connection with any of the Company's (or its permitted assignee's) collection efforts, whether or not suit on this Note is filed and all such costs and expenses shall be payable on demand.

          9. Santa Fe Inc. covenants (to the extent that it may lawfully do so) that it will not at any time insist upon or plead or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law or any other law which would prohibit or forgive Santa Fe Inc. from paying all or any portion of the principal of, or premium, if any, or interest on, this Note, wherever enacted, now or at any time hereafter in force, or which may otherwise affect the covenants or the performance of this Note; and Santa Fe Inc. (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein or therein granted to the Company, its assigns or the Securityholders, but will suffer and permit the execution of every such power as though no such law had been enacted.

          10. Santa Fe Inc. represents and warrants that:

          (a) Santa Fe Inc. (i) is a corporation duly formed and validly existing under the laws of the State of Nevada, (ii) has the requisite corporate power and authority to execute and deliver this Note and to perform the obligations it is required to perform hereunder, and (iii) has taken all necessary corporate action to authorize the execution, delivery and performance of this Note;

          (b) the execution and delivery of this Note by Santa Fe Inc. and performance of its obligations under this Note will not result in Santa Fe Inc. being in default under any provision of its Articles of Incorporation or Bylaws or of any deed of trust, mortgage, material document, material lease, material instrument, indenture, material credit or other material agreement to which it is a party;

          (c) as of the date hereof, Santa Fe Inc. has good and marketable title to that certain real property and the improvements located thereon known as the Santa Fe Hotel & Casino located in the County of Clark and State of Nevada more particularly described in Exhibit "A" attached hereto and made a part hereof
                          -----------
(the "Property");
      --------

          (d) as of the date hereof, Santa Fe Inc. has not received any notice of any Taking (as defined in the Deed of Trust and Security Agreement with Assignment of Rents and Fixture Filing dated as of the date hereof between the Company, as Grantor, and the Issuer, as Beneficiary (the "Deed of Trust")) of
                                                          -------------
the Property or any portion thereof and Santa Fe Inc. has no knowledge that any such Taking is contemplated;

          (e) except as disclosed to the Company in writing prior to the date hereof, there are no investigations, claims, demands, notices of violation, actions, labor disputes, suits or proceedings pending or, to the best knowledge of Santa Fe Inc., threatened against or affecting Santa Fe Inc., at law or in equity, before any court or administrative officer or agency which, if adversely determined, would have (i) a material adverse effect upon the business, operations, property or financial or other condition of Santa Fe Inc., or (ii) a material adverse effect upon any of the transactions contemplated by this Note. Except as disclosed to the Company in writing prior to the date hereof, Santa Fe Inc. is not in default (A) in the payment of any real estate or other taxes levied or assessed against it with respect to the Property other than (i) those the amount or validity of which is currently being contested in good faith by appropriate proceedings and which have been provided for on their respective books, as the case may be, to the extent required by generally accepted accounting principles, or (ii) as may be permitted by the Indenture or
(B) under, or in violation of, any applicable judgment, statute, rule, order, decree, demand, writ, injunction or regulation of any court or governmental body which default would have a material adverse effect upon the business, operations, property or financial or other condition of Santa Fe Inc. or the transaction contemplated by this Note;

          (f) this Note constitutes a legal, valid and binding obligation of Santa Fe Inc., enforceable against Santa Fe Inc. in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application relating to or affecting the enforcement of creditors' rights generally, including without limitation statutory or other laws regulating fraudulent conveyances or preferential transfers, and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);

          (g) neither the execution, delivery or performance by Santa Fe Inc. of this Note nor compliance herewith by Santa Fe Inc., (i) will conflict with or will result in a breach of or will constitute a default under (A) its Articles of Incorporation or Bylaws or any of its material contractual obligations,
(B) any judgment, statute, rule, order, decree, writ, injunction or regulation (including, without limitation, those relating to gaming, zoning, land use and environmental protection, and any applicable fire and building codes) applicable to it of any court or Governmental Authority or any agreement or instrument to which it is a party, or by which it is bound, in each case where such conflict or breach could reasonably be expected to materially adversely affect the financial condition of Santa Fe Inc. or (ii) will result in the creation or imposition of any lien, charge, security interest or encumbrance upon any of its properties or assets other than the Liens contemplated by the Collateral Documents (as defined in the Indenture).

          11. This Note shall be governed by and construed in accordance with the laws of the State of Nevada.

          12. This Note may not be changed or terminated orally, but only by an agreement in writing signed by any party against whom enforcement of such change or termination is sought in compliance with the provisions of Article Ten of the Indenture.

          13. Concurrently with its execution and delivery to the Company, this
Note is being assigned to the Issuer, and the Issuer will assign this Note to the Trustee under the

Indenture in its capacity as such for the benefit of the Holders, pursuant to that certain Assignment Agreement dated as of the date hereof between Issuer, as assignor, and Trustee, as assignee. Trustee shall have and shall exercise and benefit from all of the rights and remedies of the Company hereunder. Santa Fe Inc. hereby acknowledges the foregoing and agrees to be bound to Trustee, upon such assignment, as if Trustee were the original lender hereunder. From and after the date hereof, this Note may not be amended or modified except upon the written agreement of Trustee and pursuant to the terms of the Indenture and the Assignment Agreement. Any notices given to third parties shall indicate that Trustee is the lender hereunder. All rights and remedies of Trustee hereunder including all indemnities running to the Company, shall also operate for the benefit of the Holders and shall be exercised by Trustee in accordance with the terms and conditions set forth in the Indenture. Santa Fe Inc. shall perform or cause to be performed all covenants and agreements contained in the Indenture to the extent required to enable the Company to comply with the terms of the Indenture. This Note is not assignable by the Trustee to any person or entity other than a successor Trustee under the Indenture or in connection with the exercise by the Trustee of its rights and remedies under the Indenture. Any purported assignment of this Note other than as permitted in this paragraph 14 or as contemplated by paragraph 4(b) hereof shall be null and void and of no force or effect.

          14. Whenever the provisions of this Note and the provisions of the Indenture shall be inconsistent, the provisions of the Indenture shall govern.

          15  Notwithstanding anything herein to the contrary, (i) Santa Fe
Inc. is liable hereunder only to the extent of its assets, and (ii) except as provided in the Guarantee in the Indenture and the Guaranty of Completion in the case of the Guarantor, no other person or entity, including, but not limited to, any general partner of Santa Fe Inc., any incorporator, officer, director, shareholder, affiliate or controlling Person of Santa Fe Inc. or any general partner of Santa Fe Inc., or any successor, personal representative, heir or assign of any of the foregoing, in each case past, present or future, shall be liable in respect of any obligation of Santa Fe Inc. under this Note; provided,
                                                                      --------
however, that the foregoing shall not be deemed to limit the liability of Santa
-------
Fe Inc. in respect of claims arising under federal or state securities laws or that cannot be limited or waived under applicable law.

          16. In the event that any provision of the Indenture incorporated by reference in this Note is amended or supplemented in accordance with the terms of the Indenture, then such provision, as so amended or supplemented, shall be deemed to be incorporated by reference in and made a part of this Note, from and after the effective date of such amendment or supplement, without the execution of any instrument by Santa Fe Inc. or any other action whatsoever by any Person.

     IN WITNESS WHEREOF, Santa Fe Hotel Inc. has caused this Note to be duly executed as of the date and year first above written.

                                     SANTA FE HOTEL INC.


                                      By: /s/ Thomas K. Land
                                         -------------------------------
                                         Name: Thomas K. Land
                                              --------------------------
                                         Title: Senior Vice President &
                                               -------------------------
                                                Chief Financial Officer

Pay to the order of U.S. Trust Company of California, N.A., as trustee, pursuant to and in accordance with that certain Assignment Agreement dated as of June 14, 1995, among Sahara Finance Corp., as assignor, U.S. Trust Company of California, N.A., as assignee, and acknowledged by Sahara Nevada Corp.

                                  SAHARA NEVADA CORP.


                                  By: /s/ Thomas K. Land
                                     ------------------------------
                                     Name: Thomas K. Land
                                          -------------------------
                                     Title: Senior Vice President &
                                           ------------------------
                                            Chief Financial Officer

                                  Exhibit "A"


The portion of the Southeast Quarter (SE 1/4) of Section 34, Township 19 south, Range 60 East, M.D.B. & M., more particularly described as follows:

COMMENCING at the Southeast corner of said Section 34;
thence South 89(degrees)51'11" West along the South line thereof a distance of
350.00 feet to the TRUE POINT OF BEGINNING;
thence continuing South 89(degrees)51'11" West a distance of 416.85 feet to a point on the Easterly right-of-way line of the US 95 Expressway;
thence along said right-of-way line the following five courses North 00(degrees)08'49" West a distance of 50.00 feet;
thence North 84(degrees)08'04" West a distance of 477.42 feet;
thence North 00(degrees)01'40" West a distance of 525.36 feet;
thence North 04(degrees)05'48" East a distance of 1030.51 feet to a point on a tangent curve concave to the South having a radius of 200.00 feet;
thence Northeasterly and Southeasterly along the arc of said curve through a central angle of 139(degrees)28'12" an arc length of 486.84 feet to a point on the Southwesterly right-of-way line of US Highway 95 (Rancho Road) (200.00 feet wide);
thence South 36(degrees)26'00" East along said Southwesterly right-of-way line a distance of 1347.62 feet to a point on the East line of the aforementioned
Section 34;
thence South 00(degrees)40'00" East along said East line of Section 34 a distance of 370.37 feet;
thence South 89(degrees)51'11" West a distance of 350.00 feet;
thence South 00(degrees)40'00" East a distance of 300.00 feet to the TRUE POINT OF BEGINNING.

EXCEPTING THEREFROM:

That portion of the South 50 feet of the East Half (E 1/2) of the Southeast Quarter (SE 1/4) of Section 34, Township 19 South, Range 60 East M.D.M., in the City of Las Vegas, County of Clark, State of Nevada, bounded as follows:

Bounded on the East by the West line of the Easterly 350 feet, measured along the South line, of the Southeast Quarter (SE 1/4) of said Section 34, being the West line of that certain parcel of land described above by Deed of the City of Las Vegas recorded May 1, 1974 as Instrument No. 381002 of Clark County, Nevada Records and bounded on the West by the Easterly boundary of that certain parcel of land described by Parcel No. F-006-CL-086.621 of that certain Final Order of Condemnation recorded September 19, 1978 as Instrument No. 904738 of Clark County, Nevada Records.

TOGETHER with those parcels vacated by the City of Las Vegas in that certain Order of Vacation recorded December 5, 1991 in Book 911205 as Document No. 00484, Official Records, described as follows:

That portion of the East 30.00 feet of the Southeast Quarter (SE 1/4) of the Southeast Quarter (SE 1/4) of Section 34, lying Southerly of the Southwesterly Right-of-way line of Rancho Drive (U.S. Highway No. 95).

EXCEPT THEREFROM the South 50.00 feet of said East 30.00 feet.

AND

A triangular parcel of land bounded as follows:
bounded on the South by the North line of the South 50.00 feet of the Southeast Quarter (SE 1/4) of the Southeast Quarter (SE 1/4) of said Section 34;
bounded on the East by the West line of the East 30.00 feet of the Southeast Quarter (SE 1/4) of the Southeast Quarter (SE 1/4) of said Section 34:
and bounded on the Northwest by the arc of a circle concave Northwesterly, having a radius of 25.00 feet and being tangent to the North line of said south
50.00 feet and tangent to the West line of said East 30.00 feet.

                                 Exhibit "B"

                                           Principal Amount
                                           ----------------
                                           Outstanding as of
                                           -----------------
                                           Such Date After        Authorization on
                                           ---------------        ----------------
                                           Subtraction of         Behalf of Paying
                                           --------------         ----------------
Date                  Principal Payments   Principal Payments     Agent
----                  ------------------   ------------------     -----

July 1, 1995              $1,584.50           $7,998,415.50
                                                                  ----------------
August 1, 1995            $3,185.01           $7,995,230.49
                                                                  ----------------
September 1, 1995         $3,217.19           $7,992,013.30
                                                                  ----------------
October 1, 1995           $3,249.70           $7,988,763.60
                                                                  ----------------
November 1, 1995          $3,282.54           $7,985,481.06
                                                                  ----------------
December 1, 1995          $3,315.70           $7,982,165.36
                                                                  ----------------
January 1, 1996           $3,349.21           $7,978,816.15
                                                                  ----------------
February 1, 1996          $3,383.05           $7,975,433.11
                                                                  ----------------
March 1, 1996             $3,417.23           $7,972,015.88
                                                                  ----------------
April 1, 1996             $3,451.76           $7,968,564.12
                                                                  ----------------
May 1, 1996               $3,486.63           $7,965,077.49
                                                                  ----------------
June 1, 1996              $3,521.86           $7,961,555.62
                                                                  ----------------
July 1, 1996              $3,557.45           $7,957,998.17
                                                                  ----------------
August 31, 1996           $3,593.39           $7,954,404.78
                                                                  ----------------